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                                                                  EXHIBIT 10.21



                                   $200,000

                          PORTLAND  BREWING  COMPANY

              10% AMORTIZING SUBORDINATED NOTE, DUE JUNE 1, 2002



     FOR VALUE RECEIVED, Portland Brewing Company, an Oregon corporation, herein referred to as the "Company", promises to pay Two Hundred Thousand Dollars ($200,000) to Harmer Company, herein referred to as the "Holder", in thirty six equal monthly installments of $5,555.56, commencing July 1, 1999, plus interest thereon at the rate of ten percent (10%) per annum, payable on February 1, 1998, and on the first day of each month thereafter until the note has been paid in full.

     SECURITY. This note is secured by a second security interest in the accounts receivable and inventory of the Company which is subordinate to a senior security interest in the same assets held by Bank of America. In the event of a default under the loan agreement with this bank, payment of the remaining balance due on this note will be subordinated to the payment in full of all sums owing by the Company to the Bank of America, or a successor bank.

     AMORTIZING SUBORDINATED NOTES. This note is one of a series of notes authorized by the Company in an aggregate principal amount not to exceed $400,000.

     REDEMPTION. This note may be redeemed by the Company at any time, in whole or in part, without premium or penalty. Partial prepayments shall be applied against the installments which mature last. This note shall be redeemed in the event that the Holder sells substantially all of its assets, merges with another company, or sells its capital stock in an underwritten public offering.

     RESTRICTION ON TRANSFER.   This note is not negotiable and may not be
assigned without the prior written consent of the Company.

     DEFAULT. The Company agrees that the unpaid principal balance of this note and accrued interest shall become immediately due and payable at the demand of the Holder in the event of:

     (a) A default in any payment of principal or interest due should such default continue for a period of thirty (30) days;

     (b) A payment default or other material default which remains uncured for thirty (30) days after the Company has notice thereof under the loan agreement with Bank of America, or successor bank; or

     (c) An election by any other holder of an Amortizing Subordinated Note of the Company to accelerate the maturity of any such note because of a payment default; (d) The appointment of a receiver for the Company, an assignment for the benefit of creditors by the Company, or the filing of a petition for relief under any bankruptcy or insolvency law by or against the Company.

     In such an event if the Company does not pay the remaining principal balance and accrued interest in full within thirty days following demand therefor by the Holder, this note shall then (from the date of the

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demand) accrue interest at the rate of 12% per annum until all such defaults have been cured and the installment payments have been reinstated to the satisfaction of the Holder.

     ATTORNEY'S FEES. In the event action is commenced to enforce payment of this note, the Company agrees to pay such additional sum as reasonable attorney's fees as may be determined by the court upon any trial or appeal therefrom.

     IN WITNESS WHEREOF, the Company has authorized this 10% Amortizing Subordinated Note, Due June 1, 2002 to be executed by its duly authorized officer this 31st day of December, 1997.

                                       Portland Brewing Company




                                       By: GLEN JAMES
                                         Title  CHIEF FINANCIAL OFFICER


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